Pricing Agreement

November 20, 2002

Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center
New York, NY 10281

Banc of America Securities LLC
9 West 57th Street, 30th Floor
New York, NY 10019

Salomon Smith Barney Inc.
388 Greenwich Street
New York, NY 10013

Dear Sirs:

     Goodrich Corporation, a New York corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated November 20, 2002 (the “Underwriting Agreement”), between the Company on the one hand and each of you on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Designated Securities specified in Schedule II hereto. Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 13 of the Underwriting Agreement and the address of the Representatives referred to in such Section 13 are set forth at the end of Schedule II hereto.

     An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the Form heretofore delivered to you is now proposed to be filed with the Commission.

     Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

     If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof other than the Representatives.

Very truly yours, Goodrich Corporation

By:

Name:
Title:

Accepted as of the date hereof:
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Banc of America Securities LLC
Salomon Smith Barney Inc.

Acting on behalf of themselves and as the
Representatives of the several Underwriters.
By: Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:

Name:
Title:

SCHEDULE I

	Number of	Maximum Number of
	Securities to be	Option Securities
Underwriter	Purchased.	to be Purchased

Merrill Lynch, Pierce Fenner & Smith Incorporated	4,420,000	663,000

Banc of America Securities LLC	3,185,000	477,750

Salomon Smith Barney Inc.	3,185,000	477,750

J.P. Morgan Securities Inc.	910,000	136,500

BMO Nesbitt Burns Corp.	325,000	48,750

Credit Lyonnais Securities (USA) Inc.	325,000	48,750

Deutsche Bank Securities Inc.	325,000	48,750

Wachovia Securities	325,000	48,750

Total	13,000,000	1,950,000

SCHEDULE II

Underwriting Agreement dated November 20, 2002

Registration Statement No. 333-98165

Representative(s):	Merrill Lynch, Fenner & Smith Incorporated Banc of America Securities LLC Salomon Smith Barney Inc.

Title, Purchase Price and Description of Securities:

Title: Common Stock, $5.00 par value

Number of Securities to be sold by the Company: 13,000,000

Maximum Number of Option Securities to be sold by the Company: 1,950,000

Price to Public per share: $15.28

Price to Public — total: $198,640,000

Underwriting Discount per share: $.745

Underwriting Discount — total: $9,685,000

Proceeds to Company per share: $14.535

Proceeds to Company — total: $188,955,000

Stock Exchange listing: New York Stock Exchange

Other provisions: None

Closing Date, Time and Location: November 26, 2002 at 10:00 a.m. at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019

Date referred to in Section 6(e) after which the Company may offer or sell securities issued or guaranteed by the Company without the consent of the Representative(s): February 17, 2003

Modification of items to be covered by the letter from the accountants delivered pursuant to Section 8(e) at the date of the Pricing Agreement: None

The Representatives will pay the Company a partial reimbursement of its expenses related to the offering of the Designated Securities.

Contact Information for notices to Underwriters:

In care of:
     MERRILL LYNCH & CO.
          Merrill Lynch, Pierce, Fenner & Smith Incorporated
          4 World Financial Center
          New York, NY 10281